Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 (File Nos. 333-156882 and 333-53600) of our report dated March 22, 2013, on our audits of the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010, which report is included in MutualFirst Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BKD, LLP

Indianapolis, Indiana

March 22, 2013